ENERGY FOCUS, INC. REPORTS FIRST QUARTER 2012 RESULTS

SOLON, Ohio, May 15, 2012 — Energy Focus, Inc. (OTC BB: EFOI.OB) today announced financial results for the first quarter ended March 31, 2012.

Financial results for the first quarter of 2012 include the following:

•	Net sales of $5.3 million compared to $5.5 million for the first quarter of 2011.

•	Operating expenses decreased 36% compared to the first quarter of 2011.

•	The net loss of $1.9 million improved $0.9 million compared to the first quarter’s 2011 net loss of $2.8 million.

•	The Company finished the quarter with a balance sheet showing cash in the amount of $1.7 million, a $0.4 million decrease from the fourth quarter of 2011.

Net sales decreased during the first quarter of 2012 as compared to the prior year’s first quarter as a result of $1 million in lower sales from our Solutions business. This was partially offset by a $0.8 million increase in our U.S. Government business as a result of our $23 million U.S. Navy contract.

Joe Kaveski, Chief Executive Officer, commented, “Our first quarter sales fell within our guidance of $5-$6 million. While our overall sales were lower in the first quarter due to the weak performance of our Solutions business, we were encouraged to see a $0.8 million increase in U. S. Navy revenues associated with our IntelliTube™ sales. We also expect to see significant sales during the remainder of 2012 from the $23 million Navy contract. Further, we anticipate an improvement in our Solutions business beginning in the second quarter and a further strengthening in the second half of 2012 due to an expanded proposal pipeline.”

“Our U.S. Products business is also expected to grow in the second quarter of 2012 due to increased sales of our LED products. This increase is led by the fulfillment of the $1.8 million LED product order we recently secured which we began shipping in the second quarter,” said Mr. Kaveski.

The Company expects sales for the second quarter to range between $7 million and $8 million and forecasts to be EBITDA positive in the second half of 2012.

Energy Focus, Inc. will host a conference call on Tuesday, May 15, 2012 at 4:30 p.m. EST (1:30 p.m. PST) to review the first quarter of 2012 financial results, followed by a Q & A session. The call can be accessed by dialing (888) 245-0962 (US and Canada) or 1-913-981-5559 (International/Local). The conference ID number is 2466679. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins.

A recording of the conference call will be available through the investor relations section of the Company’s web site at http://www.energyfocusinc.com/investors/events/category/investors starting May 15, 2012 and will remain available for 3 months.

Forward Looking Statements

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For more information about potential factors that could affect the financial results of Energy Focus, please refer to the Company’s SEC reports, including its Annual Reports on Form 10-K and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.

About Energy Focus, Inc.

Energy Focus, Inc. is a leading provider of energy efficient LED lighting products and turnkey energy efficient lighting solutions, holding 75 lighting patents. Our solutions provide energy savings, aesthetics, safety and maintenance cost benefits over conventional lighting. Our long-standing relationship with the U.S. Government includes numerous research and development projects for the DOE and DARPA, creating energy efficient LED lighting systems for the U.S. Navy fleet. Customers include supermarket chains, the U.S. Government, state and local governmental agencies, retail stores, museums, theme parks and casinos, hotels, swimming pool builders and many others. Company headquarters are located in Solon, OH, with additional offices in Nashville, TN, Pleasanton, CA, and the United Kingdom. For more information, see our web site at www.energyfocusinc.com.

Media Contact:

            Energy Focus, Inc.

Public Relations Office

            (440) 715-1295

            pr@energyfocusinc.com

Investor Contact:

Brion Tanous

CleanTech IR, Inc.

(310) 541-6824
btanous@cleantech-ir.com

ENERGY FOCUS, INC.

CONSOLIDATED BALANCE SHEETS
(amounts in thousands except share and per share amounts)

	March 31,	December 31,
	2012	2011
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$1,733	$2,136
Trade accounts receivable less allowances of $462 and $447, respectively	3,601	2,738
Retainage receivable	516	474
Inventories, net	2,452	2,429
Costs in excess of billings	74	171
Prepaid and other current assets	1,621	881

Total current assets	9,997	8,829
Property and equipment, net	1,968	2,105
Goodwill	672	672
Intangible assets, net	923	1,027
Collateralized assets	1,000	1,000
Other assets	119	145

Total assets	$14,679	$13,778

LIABILITIES
Current liabilities:
Accounts payable	$4,123	$5,653
Accrued liabilities	1,409	1,995
Deferred revenue	1,170	1,373
Billings in excess of costs	572	154
Credit line borrowings	1,304	701
Current maturities of long-term debt	50	855

Total current liabilities	8,628	10,731
Other liabilities	89	71
Acquisition-related contingent liabilities	482	553
Long-term debt	966	955

Total liabilities	10,165	12,310
SHAREHOLDERS’ EQUITY
Preferred stock, par value $0.0001 per share:
Authorized: 2,000,000 shares in 2012 and 2011
Issued and outstanding: no shares in 2012 and 2011	—	—
Common stock, par value $0.0001 per share:
Authorized: 60,000,000 shares in 2012 and 2011
Issued and outstanding: 44,513,000 at March 31, 2012
and 24,913,000 at December 31, 2011	4	1
Additional paid-in capital	80,844	75,962
Accumulated other comprehensive income	448	420
Accumulated deficit	(76,782)	(74,915)

Total shareholders’ equity	4,514	1,468

Total liabilities and shareholders’ equity	$14,679	$13,778

ENERGY FOCUS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except per share amounts)

	Three months ended
	March 31,
	2012	2011
Net sales	$5,302	$5,460
Cost of sales	4,517	4,301

Gross profit	785	1,159
Operating expenses:
Research and development	46	265
Sales and marketing	1,271	1,935
General and administrative	1,154	1,578
Valuation of equity instruments	—	56

Total operating expenses	2,471	3,834

Loss from operations	(1,686)	(2,675)
Other income (expense):
Other (expense) income	(28)	49
Interest income	1	1
Interest expense	(151)	(183)

Loss before income taxes	(1,864)	(2,808)
Provision for income taxes	(3)	(5)

Net loss	$(1,867)	$(2,813)

Net loss per share — basic and diluted	$(0.06)	$(0.12)

Shares used in computing net loss per share -
basic and diluted	31,621	24,224